Exhibit 99.1

IAA, Inc. Announces First Quarter 2021 Financial Results

Revenue and Net Income Growth of 15.5% and 62.2%, Respectively, Driven by Continued Strength in Revenue Per Unit

Refinances Senior Secured Credit Facility, Resulting in Lower Interest Costs and Increased Liquidity

Introduces 2021 Outlook

WESTCHESTER, Ill.--(BUSINESS WIRE)--May 4, 2021--IAA, Inc. (NYSE: IAA) today announced its financial results for the first quarter of fiscal 2021, which ended March 28, 2021.

John Kett, Chief Executive Officer and President, stated, “We had a strong start to the year as we delivered record revenue and net income for the first quarter. The primary driver for these results continued to be our revenue per unit performance, which has benefited from strong industry trends as well as our buyer digital transformation work. Our margin expansion plan has also yielded increased profitability as gross margin increased 380 bps year-over-year for the period.”

Mr. Kett continued, “As we look forward, given the visibility we now have to our key business drivers, we are introducing a 2021 outlook. This outlook incorporates known share shifts, both negative and positive, as well as anticipated continued strength in revenue per unit. We believe that the progress we have made on our strategic initiatives since becoming an independent company has continued to improve our competitive positioning, and we look forward to executing against our goals throughout the balance of 2021 and beyond.”

Key First Quarter Measures:
(Dollars in millions, except per share amounts)

	Quarter Ended March 28, 2021	Quarter Ended March 29, 2020	% Change
Revenues	$423.5	$366.6	15.5%
Net Income	$72.5	$44.7	62.2%
Adjusted Net Income[1]	$77.9	$49.9	56.1%
Diluted EPS	$0.54	$0.33	63.6%
Adjusted Diluted EPS[1]	$0.58	$0.37	56.8%
Adjusted EBITDA[1]	$133.2	$100.0	33.2%

1 Starting in 2021, we are no longer adding back COVID-19 costs in the calculation of Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA. As a result, our presentation of such metrics for the first quarter of fiscal 2021 may not be directly comparable to the corresponding metrics for prior periods, including the first quarter of fiscal 2020.

Highlights for the First Quarter Ended March 28, 2021:

  Consolidated revenues increased 15.5% to $423.5 million from $366.6 million in the prior year period. Foreign currency movements were a benefit of $4.0 million to revenue for the quarter. Excluding the impact of this, organic revenue increased 14.4% to $419.5 million, consisting of a decline in volume of 10.7% primarily due to reduced vehicle miles traveled as a result of COVID-19, which was more than offset by higher revenue per unit of 28.2%. Service revenues increased 7.9% to $360.4 million from $334.0 million in the prior year period due to the factors described above. Vehicle sales increased 93.6% to $63.1 million, compared to $32.6 million in the prior year period, primarily due to higher revenue per unit, as well as the impact of an international provider switching from a consignment model to a purchased vehicle model in the fourth quarter of 2020. U.S. segment revenues increased by 11.6% to $358.3 million from $321.1 million in the prior year period. U.S. revenues were driven by higher revenue per unit, which was partially offset by lower volumes. International segment revenues increased by 43.3% to $65.2 million from $45.5 million in the prior year period. International revenues increased primarily due to a higher mix of vehicle sales and higher revenue per unit, which was partially offset by lower volume.
  Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle sales, and exclusive of depreciation and amortization, increased by 27.4% to $172.7 million from $135.6 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit and the benefits from our margin expansion plan, partially offset by lower volume. Gross margin in the quarter increased by 380 basis points versus the prior year to 40.8%.
  SG&A expenses increased by 14.2% to $43.4 million from $38.0 million in the prior year period. Adjusted SG&A expenses were $39.4 million, an increase of 11.0% compared to Adjusted SG&A expenses of $35.5 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher compensation-related costs.
  Interest expense was $13.0 million compared to $16.0 million in the prior year period, with the decline primarily driven by lower interest rates on floating rate debt.
  The effective tax rate was 25.2% versus 25.3% in the prior year period.
  Net income increased by 62.2% to $72.5 million, or $0.54 per diluted share, compared to $44.7 million, or $0.33 per diluted share, in the prior year period. Adjusted net income increased by 56.1% to $77.9 million, or $0.58 per diluted share, compared to $49.9 million, or $0.37 per diluted share, in the prior year period.
  Adjusted EBITDA increased by 33.2% to $133.2 million from $100.0 million in the prior year period, primarily due to higher revenue per unit and the benefits from our margin expansion plan. Adjusted EBITDA includes favorable foreign currency movements of $0.6 million. Excluding these items, organic Adjusted EBITDA was $132.6 million, an increase of 32.6% over the prior year.

Other Financial Highlights as of March 28, 2021:

  Net Debt: $984.4 million
  Leverage Ratio: 2.3x
  Year-to-date Net Cash Provided by Operating Activities: $121.3 million
  Year-to-date Free Cash Flow: $91.0 million
  Liquidity: $677.7 million
  First quarter 2021 year-over-year vehicle inventory change: 3.7%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Refinancing of Credit Facility:

On April 30, 2021, the Company executed a new senior secured credit facility, consisting of a $650 million term loan and a $525 million revolving credit facility, both maturing on April 30, 2026. This replaces the company’s existing $774 million term loan and $361 million revolving credit facility, and will result in a reduction in the interest rate on our floating rate debt.

Outlook:

For fiscal 2021 the Company now expects:

  Organic revenue growth within a range of 15% - 20% from fiscal 2020 revenues of $1,384.9 million.
  Organic Adjusted EBITDA growth within a range of 23% - 28% from fiscal 2020 Adjusted EBITDA of $398.5 million.
  Effective tax rate is expected to be in the range of 25.0% - 25.5%.
  Depreciation and amortization is expected to be in the range of $88.0 million - $92.0 million.

The Company has not provided a reconciliation of organic revenue or organic Adjusted EBITDA outlook for fiscal 2021 to GAAP revenues or net income, respectively, the most directly comparable GAAP financial measures because, without unreasonable efforts, it is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate organic revenue or organic Adjusted EBITDA, including but not limited to: in the case of organic revenue, (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition and (b) the impact of foreign currency movements; and in the case of organic Adjusted EBITDA, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (d) acquisition costs, (e) certain professional fees, (f) other expenses that we do not believe are indicative of our ongoing operations, (g) gains and losses related to foreign currency exchange rates, (h) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (i) the impact of foreign currency movements. These adjustments are uncertain, depend on various factors that are beyond our control and could have a material impact on net income for fiscal 2021.

Conference Call Information:

A conference call to discuss the first quarter fiscal 2021 financial results is scheduled for today, May 4 , 2021, at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to join a live audio webcast of the conference call. The webcast is available online at https://investors.iaai.com/.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at https://investors.iaai.com/ for one year.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,000 employees and more than 200 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements: Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements regarding our fiscal 2021 outlook, industry performance expectations and plans regarding our growth strategies and margin expansion plan. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. These risks and uncertainties include: uncertainties regarding the duration and severity of the COVID-19 pandemic, and the measures taken to reduce its spread, on our business and the economy generally; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and integration of acquired businesses; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended December 27, 2020 filed with the SEC on February 22, 2021. Additional information regarding risks and uncertainties will also be contained in subsequent annual and quarterly reports we file with the SEC. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.
Consolidated Statements of Income
(Amounts in Millions, Except Per Share)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020

Revenues:
Service revenues	$360.4	$334.0
Vehicle sales	63.1	32.6
Total revenues	423.5	366.6
Operating expenses:
Cost of services*	196.4	203.2
Cost of vehicle sales*	54.4	27.8
Selling, general and administrative	43.4	38.0
Depreciation and amortization	19.8	22.5
Total operating expenses	314.0	291.5
Operating profit	109.5	75.1
Interest expense, net	13.0	16.0
Other income, net	(0.4)	(0.7)
Income before income taxes	96.9	59.8
Income taxes	24.4	15.1
Net income	$72.5	$44.7

Net income per share:
Basic	$0.54	$0.33
Diluted	$0.54	$0.33

*Exclusive of depreciation and amortization

IAA, Inc.
Consolidated Balance Sheets
(Amounts in Millions)
(Unaudited)

	March 28, 2021	December 27, 2020
Assets

Current assets
Cash and cash equivalents	$314.9	$232.8
Accounts receivable, net of allowances of $8.3 and $8.0	366.9	374.8
Prepaid consigned vehicle charges	52.9	53.3
Other current assets	29.1	31.1
Total current assets	763.8	692.0

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $186.5 and $163.9	879.3	866.8
Property and equipment, net of accumulated depreciation of $492.5 and $481.9	270.7	259.8
Goodwill	543.3	542.3
Intangible assets, net of accumulated amortization of $514.9 and $504.3	149.1	150.6
Other assets	19.6	17.4
Total non-current assets	1,862.0	1,836.9
Total assets	$2,625.8	$2,528.9

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$100.4	$122.6
Short-term right-of-use operating lease liability	80.2	78.1
Accrued employee benefits and compensation expenses	24.0	23.4
Other accrued expenses	83.5	54.4
Current maturities of long-term debt	6.0	4.0
Total current liabilities	294.1	282.5

Non-current liabilities
Long-term debt	1,247.1	1,248.0
Long-term right-of-use operating lease liability	848.8	836.6
Deferred income tax liabilities	69.0	65.7
Other liabilities	24.6	26.7
Total non-current liabilities	2,189.5	2,177.0

Stockholders' equity
Total stockholders' equity	142.2	69.4
Total liabilities and stockholders' equity	$2,625.8	$2,528.9

IAA, Inc.
Consolidated Statements of Cash Flows
(Amounts in Millions)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020
Operating activities
Net income	$72.5	$44.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.8	22.5
Operating lease expense	35.8	32.7
Stock-based compensation	2.8	2.1
Provision for credit losses	0.3	0.7
Amortization of debt issuance costs	1.1	1.0
Deferred income taxes	3.3	(0.3)
Gain on disposal of fixed assets	(0.2)	(0.1)
Changes in operating assets and liabilities, net of acquisitions
Operating lease payments	(34.1)	(31.4)
Accounts receivable and other assets	8.1	16.0
Accounts payable and accrued expenses	11.9	9.4
Net cash provided by operating activities	121.3	97.3

Investing activities
Purchases of property, equipment and computer software	(30.3)	(10.6)
Proceeds from the sale of property and equipment	0.2	0.1
Other	(1.0)	—
Net cash used by investing activities	(31.1)	(10.5)

Financing activities
Net decrease in book overdrafts	—	(33.6)
Payments of long-term debt	—	(4.0)
Finance lease payments	(3.1)	(3.8)
Issuance of common stock under stock plans	0.1	0.8
Proceeds from issuance of employee stock purchase plan shares	0.4	—
Tax withholding payments for vested RSUs	(6.0)	(6.4)
Net cash used by financing activities	(8.6)	(47.0)
Effect of exchange rate changes on cash	0.5	(0.8)
Net increase in cash and cash equivalents	82.1	39.0
Cash and cash equivalents at beginning of period	232.8	47.1
Cash and cash equivalents at end of period	$314.9	$86.1
Cash paid for interest, net	$5.1	$8.3
Cash paid for taxes, net	$1.0	$4.0

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by LTM Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

  Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.
  Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, and (d) certain professional fees. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.
  Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates, and (h) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.
  Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) severance, restructuring and other retention expenses, (c) for periods prior to the first quarter of 2021, incremental costs and expenses associated with COVID-19, including cleaning services, cleaning supplies and personal protective equipment, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.
  Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.
  Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.
Reconciliation of Organic Revenue Growth
(Amounts in Millions)
(Unaudited)

Three Months Ended March 28, 2021 vs. March 29, 2020

Revenue Growth	$56.9
Less:
Foreign currency impact	(4.0)
Organic Revenue Growth	$52.9

IAA, Inc.
Reconciliation of Adjusted Selling, General and Administrative Expenses
(Amounts in Millions)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020

Selling, general and administrative expenses	$43.4	$38.0
Less non-GAAP adjustments:
Non-income, tax related accrual	2.7	—
Retention / severance / restructuring	0.6	2.3
COVID-19 related costs	—	0.2
Professional fees	0.7	—
Adjusted selling, general and administrative expenses	$39.4	$35.5

IAA, Inc.
Reconciliation of Adjusted Net Income
(Amounts in Millions, Except Per Share)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020

Net Income	$72.5	$44.7
Add back non-GAAP adjustments
Non-income, tax related accrual	2.7	—
Retention / severance / restructuring	0.6	2.3
COVID-19 related costs	—	0.2
Gain on sale of assets	(0.2)	(0.1)
Professional fees	0.7	—
Non-operating foreign exchange gain	(0.3)	(0.7)
Amortization of acquired intangible assets	3.2	5.9
Non-GAAP adjustments to income before income taxes	6.7	7.6

Income tax impact of Non-GAAP adjustments to income before income taxes	(1.7)	(2.0)
Discrete tax items	0.4	(0.4)
Non-GAAP adjustments to net income	5.4	5.2
Adjusted net income	$77.9	$49.9

GAAP diluted EPS	$0.54	$0.33
EPS impact of Non-GAAP Adjustments	0.04	0.04
Adjusted diluted EPS	$0.58	$0.37

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA
(Amounts in Millions)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020

Net income	$72.5	$44.7
Add: income taxes	24.4	15.1
Add: interest expense, net	13.0	16.0
Add: depreciation & amortization	19.8	22.5
EBITDA	129.7	98.3
Add back non-GAAP adjustments
Non-income, tax related accrual	2.7	0.0
Retention / severance / restructuring	0.6	2.3
COVID-19 related costs	—	0.2
Gain on sale of assets	(0.2)	(0.1)
Professional fees	0.7	—
Non-operating foreign exchange gain	(0.3)	(0.7)
Adjusted EBITDA	133.2	100.0
Currency movements	(0.6)	—
Organic Adjusted EBITDA	$132.6	$100.0

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Adjusted LTM EBITDA
(Amounts in millions)
(Unaudited)

	Quarter Ended				LTM Ended
	6/28/20	9/27/20	12/27/20	3/28/21	3/28/21

Net income	$33.2	$52.8	$64.1	$72.5	$222.6
Add: income taxes	10.7	18.1	18.3	24.4	71.5
Add: interest expense, net	13.8	13.3	12.9	13.0	53.0
Add: depreciation & amortization	19.6	19.4	19.6	19.8	78.4
EBITDA	77.3	103.6	114.9	129.7	425.5
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	—	2.7	2.7
Retention / severance / restructuring	0.6	0.1	—	0.6	1.3
COVID-19 related costs	0.3	0.2	0.3	—	0.8
Gain on sale of assets	—	(0.4)	(0.2)	(0.2)	(0.8)
Professional fees	0.5	0.1	0.8	0.7	2.1
Non-operating foreign exchange loss (gain)	0.2	0.2	0.0	(0.3)	0.1
Adjusted EBITDA	$78.9	$103.8	$115.8	$133.2	$431.7

Note: Amounts will not always recalculate due to rounding

IAA, Inc.
Reconciliation of Net Debt
(Amounts in Millions)
(Unaudited)

March 28, 2021
(Unaudited)
Term Loan	$774.0
Senior Notes	500.0
Capital Leases	25.3
Total Debt	1,299.3
Less: Cash	314.9
Net Debt	$984.4

IAA, Inc.
Reconciliation of Free Cash Flow
(Amounts in Millions)
(Unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020

Net cash provided by operating activities	$121.3	$97.3
Less: Purchases of property, equipment and computer software	(30.3)	(10.6)

Free cash flow	$91.0	$86.7

Contacts

Media Inquiries:
Jeanene O’Brien
SVP Marketing and Communications
jobrien@iaai.com| (708) 492-7328

Investor Inquiries:
Farah Soi/Caitlin Churchill
ICR
IAA_ICR@icrinc.com | (203) 682-8200

Arif Ahmed
Vice President, Treasury
arif.ahmed@iaai.com | (708) 492-7257